UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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America First Apartment Investors, Inc.

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AMERICA FIRST APARTMENT INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2007

The Annual Meeting of Stockholders of America First Apartment Investors, Inc. (the “Company”) will be held at Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska on Wednesday, May 23, 2007, at 9:00 a.m. Central Daylight Time, for the following purposes:

(1) To elect three Class II directors;

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3) To transact any other business that properly comes before the meeting or any adjournment thereof.

All shareholders of record as of March 26, 2007 will be entitled to vote at the Annual Meeting. In order to facilitate voting at the meeting, and to help ensure the presence of a quorum, our Board of Directors is asking for your proxy to vote your shares at the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, we ask you to complete, sign and date the enclosed proxy and return it to us promptly using the enclosed envelope. You may also provide your proxy via the internet or by calling the toll-free number listed on the proxy card. If you decide to attend the meeting in person, you may withdraw your proxy at any time and vote in person.

A Proxy Statement containing important information about the election of directors and the ratification of the appointment of our independent registered public accounting firm is also enclosed. You should read the Proxy Statement carefully and completely.

By Order of the Board of Directors

Paul Beldin, Secretary

Omaha, Nebraska
April 12, 2007

IMPORTANT: BY PROMPTLY RETURNING YOUR PROXY, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

AMERICA FIRST APARTMENT INVESTORS, INC.

1004 FARNAM STREET
SUITE 100
OMAHA, NEBRASKA 68102

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting

Our Board of Directors is asking for your proxy to use at our Annual Meeting of Stockholders which is scheduled to be held at 9:00 a.m. Central Daylight Time on Wednesday, May 23, 2007 at The Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska. At the Annual Meeting we will be voting to:

•	elect three Class II directors for terms ending in 2010; and

•	ratify the appointment of Deloitte & Touch LLP as our independent registered public accounting firm for 2007.

Other business properly brought before the Annual Meeting may also be conducted, but we do not know of any additional business at this time. This proxy statement contains important information about the election of directors and the ratification of the appointment of our independent registered public accounting firm. You should read it carefully and completely. This Proxy Statement and the proxy cards are first being mailed to our stockholders on or about April 19, 2007.

All record holders of our common stock at the close of business on March 26, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. There were 11,045,558 shares of our common stock issued and outstanding on the Record Date. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

Even if you plan to attend the Annual Meeting in person, we ask you to complete, sign and date the enclosed proxy and return it to us promptly using the enclosed envelope. You may also provide your proxy via the internet or by calling the toll-free number listed on the proxy card. By providing your proxy in any of these ways, you will help ensure that a quorum is present at the Annual Meeting and will save us the cost of additional proxy solicitations. Any share of our common stock that is represented by a properly executed and unrevoked proxy will be considered present at the meeting for purposes of establishing a quorum. This includes proxies in which votes are withheld, abstentions are cast or which represent broker nonvotes. If you decide to attend the Annual Meeting in person, you may withdraw your proxy at any time and vote in person. You can also withdraw your proxy at any time before the Annual Meeting by sending a written notice of termination to our corporate secretary or by submitting a later-dated proxy for use at the Annual Meeting.

Our Board of Directors will vote your proxy at the Annual Meeting according to your instructions as long as your proxy is properly executed and has not been revoked by you. If you simply sign and date the proxy, but do not provide any instructions as to how the proxy should be voted, your proxy will be voted “FOR” each of the director nominees listed on the proxy and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

On March 6, 2007, our corporate secretary received additional nominations from a shareholder for the three Class II directorships which will be voted on at the Annual Meeting. We are not soliciting proxies with respect to any of the persons nominated to become directors by this shareholder and if you intend to vote for the election of the persons nominated by the Board to become Class II directors, you should not provide a proxy to anyone else with respect to the election of directors at the Annual Meeting.

Ownership of Our Common Stock by Our Directors and Officers and Principal Stockholders

The following table sets forth, as of the Record Date, the beneficial ownership of our common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table, and by all current executive officers and directors as a group. The shares owned by our current executive officers and directors equal approximately 6.6% of the total shares outstanding on the Record Date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of these shares will be present at the Annual Meeting and will be voted “FOR” each of the Board’s nominees for director and “FOR” the ratification of our independent registered public accounting firm. In addition to these shares, our executive officers and directors are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the Record Date. However, these shares were not outstanding on the Record Date and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of our common stock by each other person that we believe beneficially owns more than 5% of the outstanding shares of our common stock as of the Record Date. Unless otherwise noted, each listed stockholder owned the listed shares directly and has sole voting and investment power over his or her shares.

	Number of Shares		Percent of
Name	Beneficially Owned		Class

Michael B. Yanney, Chairman of the Board, Director	521,175	(1)	4.7%
John H. Cassidy, President and Chief Executive Officer, Director	97,925	(2)	*
James Egan, Chief Investment Officer	6,250	(3)	*
Paul Beldin, Chief Financial Officer, Vice President, Treasurer and Secretary	2,500	(4)	*
Lisa Y. Roskens, Director	517,508	(5)	4.7%
George Behringer, Director	19,700	(6)	*
George V. Janzen, Director	11,648	(7)	*
George H. Krauss, Director	81,700	(8)	*
Gregor Medinger, Director	36,178	(9)	*
John Schlegel, Director	1,400	(10)
Steven W. Seline, Director	13,648	(11)	*
All current executive officers, directors and director nominees as a group (11 persons)	793,524	(12)	7.2%
Winthrop Realty Trust/WRT Realty L.P.	787,090	(13)	7.1%

*	denotes ownership of less than 1%.

(1)	Includes (a) 505,008 shares owned by The Burlington Capital Group LLC, an entity which Mr. Yanney controls; (b) 7,450 shares owned by Torrey Lake Charitable Remainder Trust I, the trustee of which is Ms. Roskens and the beneficiary of which is an entity controlled by Mr. Yanney; (c) 3,650 shares owned by Torrey Lake Charitable Remainder Trust II, the trustee of which is William E. Roskens, the spouse of Ms. Roskens, and the beneficiary of which is an entity controlled by Mr. Yanney; (d) 2,000 shares which may be acquired upon the exercise of vested options at an exercise price of $12.15 per share, (e) 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share and (f) 1,667 shares which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Yanney also holds unvested options to purchase 2,000 shares at an exercise price of $12.15 per share, 4,200 shares at an exercise price of $14.80 per share, and 5,000 shares at an exercise price of $18.60 per share. On December 30, 2005, The Burlington Capital Group LLC acquired 525,000 shares in connection with a merger of America First Apartment Advisory Corporation with and into the Company. On May 10, 2006, The Burlington Capital Group LLC conveyed 61,799 shares to John H. Cassidy in redemption of his minority equity interest in The Burlington Capital Group, LLC. On May 16, 2006, The Burlington Capital Group, LLC conveyed 49,466 shares to Joe Grego, a former executive officer of the Company, in redemption of his minority equity interest in America First Apartment Advisory Corporation. These transactions are attributed to Mr. Yanney due to his control over The Burlington Capital Group LLC. Mr. Yanney did not purchase or sell any other shares during the past two years in any other capacity.

(2)	Includes 6,000 shares which may be acquired upon the exercise of vested options at an exercise price of $12.15 per share, 5,000 which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Cassidy also holds unvested options to purchase 6,000 shares at an exercise price of $12.15 per share and 15,000 shares at an exercise price of $18.60 per share. During the past two years, Mr. Cassidy has executed the following purchases of shares:

• November 22, 2006 — 335 shares

• November 21, 2006 — 400 shares

• November 20, 2006 — 400 shares

• May 15, 2006 — 400 shares

• May 12, 2006 — 600 shares

• May 10, 2006 — 61,799 shares

• September 15, 2005 — 500 shares

• September 14, 2005 — 1,450 shares

• June 2, 2005 — 2,000 shares

• May 17, 2005 — 2,000

• May 15, 2005 — 1,500 shares

(3)	Consists of 2,500 shares which may be acquired upon the exercise of vested options at an exercise price of $14.07 per share and 3,750 shares which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Egan also holds unvested options to purchase 2,500 shares at an exercise price of $14.07 per share and 11,250 shares at an exercise price of $18.60 per share. Mr. Egan has neither purchased or sold any shares during the past two years.

(4)	Consists of 2,500 shares which may be acquired upon the exercise of vested options at an exercise price of $18.60 per share. Mr. Beldin also holds unvested options to purchase 7,500 shares at an exercise price $18.60 per share. Mr. Beldin has neither purchased or sold any shares during the past two years.

(5)	Includes (a) 505,008 shares owned by The Burlington Capital Group LLC, of which Ms. Roskens is the President and Chief Executive Officer; (b) 7,450 shares owned by Torrey Lake Charitable Remainder Trust I, the trustee of which is Ms. Roskens and the beneficiary of which is an entity controlled by Mr. Yanney; (c) 3,650 shares owned by Torrey Lake Charitable Remainder Trust II, the trustee of which is William E. Roskens, the spouse of Ms. Roskens, and the beneficiary of which is an entity controlled by Mr. Yanney and (d) 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Ms. Roskens also holds unvested options to purchase 4,200 shares at an exercise price of $14.80 per share. On December 30, 2005, The Burlington Capital Group LLC acquired 525,000 shares in connection with a merger of America First Apartment Advisory Corporation with and into the Company. On May 10, 2006, The Burlington Capital Group LLC conveyed 61,799 shares to John H. Cassidy in redemption of his minority equity interest in The Burlington Capital Group, LLC. On May 16, 2006, The Burlington Capital Group, LLC conveyed 49,466 shares to Joe Grego, a former executive officer of the Company, in redemption of his minority equity interest in America First Apartment Advisory Corporation. These transactions are attributed to Ms. Roskens due to her control over The Burlington Capital Group LLC. Ms. Roskens did not purchase or sell any other shares during the past two years in any other capacity.

(6)	Includes 10,000 shares which may be acquired upon the exercise of vested options at an exercise price of $13.78 per share and 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Behringer also holds unvested options to purchase 5,000 shares at an exercise price of $13.78 per share and 4,200 shares at an exercise price of $14.80 per share. Mr. Behringer has neither purchased or sold any shares during the past two years.

(7)	Includes 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Janzen also holds unvested options to purchase 4,200 shares at an exercise price of

$14.80 per share. On November 16, 2006 Mr. Janzen purchased 10,000 shares through execution of vested stock options.

(8)	Includes 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Krauss also holds unvested options to purchase 4,200 shares at an exercise price of $14.80 per share. Mr. Krauss has neither purchased or sold any shares during the past two years.

(9)	Includes 10,000 shares which may be acquired upon the exercise of vested options at an exercise price of $8.73 per share and 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Medinger also holds unvested options to purchase 4,200 shares at an exercise price of $14.80 per share. Mr. Medinger has neither purchased or sold any shares during the past two years.

(10)	Consists of 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Father Schlegel also holds unvested options to purchase 4,200 shares at an exercise price of $14.80 per share. Father Schlegel has neither purchased or sold any shares during the past two years.

(11)	Includes 10,000 shares which may be acquired upon the exercise of vested options at an exercise price of $8.73 per share and 1,400 shares which may be acquired upon the exercise of vested options at an exercise price of $14.80 per share. Mr. Seline also holds unvested options to purchase 4,200 shares at an exercise price of $14.80 per share. On June 2, 2006, Mr. Seline purchased 2,000 shares.

(12)	Includes 64,617 shares which may be acquired upon the exercise of vested options as described in footnotes 1 through 11 above. The business address of each of our directors and executive officers is 1004 Farnam Street, Suite 100, Omaha, Nebraska 68102.

(13)	Ownership as reported on latest available Schedule 13G filed jointly by Winthrop Realty Trust and WRT Realty L.P. with the Securities and Exchange Commission. Address of Winthrop Realty Trust and WRT Realty L.P. is 7 Bulfinch Place, Suite 500, Boston, MA 02114.

I. ELECTION OF DIRECTORS

Board of Directors and Committees

Our Board of Directors is composed of nine directors. Of the nine directors, Messrs. Medinger, Janzen, Behringer, Schlegel and Seline are independent directors as that term is defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002.

The Board of Directors is divided into three classes. The terms of office of the current Class I, Class II and Class III directors will expire in 2009, 2007 and 2008, respectively and, upon election, will serve for terms of three years. Accordingly, the Class II directors will be elected at the Annual Meeting. There are three directorships in Class II and the Nominating Committee of the Board of Directors has nominated George H. Krauss, John H. Cassidy and Steven W. Seline to fill these directorships for three-year terms expiring in 2010. Messrs. Krauss, Cassidy and Seline are the current Class II directors. There are no arrangements or understandings between Messrs. Krauss, Cassidy or Seline and any other person pursuant to which they were selected as nominees. Messrs. Krauss, Cassidy and Seline have each consented to being named herein and have expressed an intention to serve, if elected, and the Board of Directors does not know of any reason why Messrs. Krauss, Cassidy or Seline might be unavailable to serve on the Board of Directors if elected. If any of Messrs. Krauss, Cassidy or Seline is unable to serve as a Class II director, your proxy authorizes the Board of Directors to vote for the election of substitute nominees recommended by the Nominating Committee.

On March 6, 2007, our corporate secretary received additional nominations from a shareholder for the three Class II directorships which will be voted on at the Annual Meeting. We are not soliciting proxies with respect to any of the persons nominated to become directors by this shareholder and if you intend to vote for the election of Messrs. Krauss, Cassidy and Seline as Class II directors, you should not provide a proxy to anyone else with respect to the election of directors at the Annual Meeting.

The election of a director requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. Consequently, votes withheld with respect to the election of directors will have no impact on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. KRAUSS, MR. CASSIDY AND MR. SELINE AS CLASS II DIRECTORS.

The table below sets forth certain information regarding our directors. All members of, and nominees to, the Board of Directors have been engaged in the principal occupations described for at least five years, unless otherwise indicated.

			Director	Term to
Name	Age	Principal Occupation	Since	Expire

NOMINEES
John H. Cassidy	55	President and Chief Executive Officer of the Company(1)	2006	2007
George H. Krauss	65	Consultant to The Burlington Capital Group LLC(2)	2002	2007
Steven W. Seline	53	President of Walnut Private Equity Partners, LLC,(3)	2002	2007
DIRECTORS CONTINUING IN OFFICE
Lisa Y. Roskens	40	President and Chief Executive Officer of The Burlington Capital Group LLC(4)	2002	2008
George V. Janzen	78	Independent Investment Consultant	2002	2008
George Behringer	63	Retired(5)	2004	2008
John Schlegel	63	President of Creighton University(6)	2006	2008
Michael B. Yanney	73	Chairman of the Company and of The Burlington Capital Group LLC(7)	2002	2009
Gregor Medinger	63	Chairman of Rum Hill Capital LLC.(8)	2002	2009

(1)	Mr. Cassidy was named President and Chief Executive Officer of the Company in September 2003. Prior to that time he served in various capacities with The Burlington Capital Group LLC (formerly, America First Companies, LLC) (“Burlington”) with respect to the public real estate companies sponsored by Burlington, including the Company and its predecessors. Burlington was the parent of America First Apartment Advisory Corp., which was the external advisor to the Company until it was merged into the Company on December 30, 2005. From 1992 to 2002, Mr. Cassidy also served as the President of America First Properties Management Company L.L.C., the property management subsidiary of Burlington.

(2)	Mr. Krauss has been a consultant to Burlington since 1996 and is a member of its Board of Managers. Prior to 1997, Mr. Krauss practiced law with the firm of Kutak Rock LLP from 1972 and is currently “of counsel” to that firm. Mr. Krauss also serves as a director of MFA Mortgage Investments, Inc., Gateway, Inc. and West Corporation.

(3)	Prior to forming Walnut Private Equity Partners, Mr. Seline was President of Waittcorp Investments, LLC and Vice-Chairman of Waitt Media, Inc. from 1998 until 2007. Mr. Seline practiced law with the firm of Kutak Rock LLP from 1979 to 1998.

(4)	Ms. Roskens has served as President of Burlington since 2000 and as its Chief Executive Officer since 2001. She has also been a member of its Board of Managers since 1999. From 2003 to September 2004, Ms. Roskens was President and Chief Executive Officer of the Company. From 1999 to 2000, Ms. Roskens was Managing Director of Twin Compass, LLC. From 1997 to 1999, Ms. Roskens was Director of Business Development and Director of Field Service Development with Inacom Corporation.

(5)	Mr. Behringer was a partner of PricewaterhouseCoopers LLP from 1976 to June 2002.

(6)	Father Schlegel has been President of Creighton University in Omaha, Nebraska, since August 2000. Prior to joining Creighton, he served nine years as president of the University of San Francisco.

(7)	Mr. Yanney also serves as a director of Level 3 Communications, Inc. and Magnum Resources, Inc.

(8)	Prior to founding Rum Hill Capital in 2004, Mr. Medinger was responsible for U.S. Investment banking activities of HVB Group of Munich, Germany for approximately 20 years. Mr. Medinger is also a director of the

Quantum Endowment Fund N.V. and Quantum Industrial Holdings, Ltd., foreign corporations whose shares are traded overseas.

Information regarding our other executive officers is found in our annual report on Form 10-K, a copy of which accompanies this Proxy Statement. We have implemented a Code of Ethical Conduct that applies to all of our principal executive officers and senior financial officers. In addition, we have also implemented a Code of Conduct applicable to all directors, officers and employees that is designed to comply with the listing requirements of the Nasdaq Stock Market. Both the Code of Ethical Conduct and the Code of Conduct are available on our website at www.apro-reit.com.

Our Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. Other actions may be taken by committees established by the Board. The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. During the year ended December 31, 2006, our Board of Directors held six meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2006.

Our Board of Directors has established and assigned certain responsibilities to an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.

Audit Committee.  The Audit Committee operates under a written charter which is available on our website at www.apro-reit.com. The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our internal and external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with our independent registered public accounting firm the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, and reviewing fees charged by our independent registered public accounting firm. Our independent registered public accounting firm reports directly, and is accountable solely, to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent registered public accounting firm and is responsible for the oversight of the performance of its duties, including ensuring the independence of the independent registered public accounting firm. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent registered public accounting firm. The rendering of any auditing services and all non-auditing services by the independent registered public accounting firm is subject to the approval in advance of the Audit Committee. The Audit Committee must also approve any transaction between the Company and any affiliated party. The Audit Committee is composed of Messrs. Behringer (chairman), Janzen and Seline, each of which is an independent director of the Company as independence is defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that George Behringer qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee held seven meetings during 2006 and took action by written consent in lieu of a meeting on one occasion.

Compensation Committee.  The Compensation Committee operates under a written charter which is available on our website at www.apro-reit.com. The duties of the Compensation Committee include overseeing the compensation of our executive officers and the administration of our 2006 Equity Incentive Plan. The Compensation Committee is composed of Messrs. Seline (chairman), Behringer and Janzen, each of which is an independent director of the Company as independence is defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002. The Compensation Committee held six meetings during 2006.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee operates under a written charter which is available on our website at www.apro-reit.com. The function of the Nominating/Corporate Governance Committee is to nominate persons to serve as directors of the Company and to establish, review and have general oversight over policies relating to corporate governance matters. It also oversees the evaluation of the Board to determine whether it and its committees are operating effectively. The Nominating/Corporate Governance Committee identifies nominees to serve as directors of the Company primarily through suggestions made by directors, management or stockholders. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, and their ability to represent and act on behalf of all stockholders. However, the Nominating/Corporate Governance Committee has not established any quantifiable minimum standards for evaluating potential nominees. The Nominating/Corporate Governance Committee will consider nominations for directors received from shareholders which are submitted in a timely manner with sufficient biographical and business experience information about the nominee to allow the Nominating/Corporate Governance Committee to evaluate the nominee. The Nominating/Corporate Governance Committee is composed of Messrs. Medinger (chairman), Janzen and Seline, each of which was an independent director of the Company as independence is defined under current Nasdaq listing standards, SEC rules and regulations and the Sarbanes-Oxley Act of 2002. The Nominating/Corporate Governance Committee held four meetings during 2006.

Compensation Discussion and Analysis

Overview.  The principal goals that our Compensation Committee seeks to achieve when setting the compensation of our executive officers are to provide a level of compensation that is sufficient to attract and retain individuals who have the skills and talents necessary to allow the Company to successfully carry out its strategic plan for growth and profitability, and to provide these individuals with a financial incentive to use their full and best efforts to create value for the stockholders of the Company. The Compensation Committee does this by requiring that a significant portion of each executive’s cash and equity compensation be linked to the achievement of performance targets that are integral to the Company’s strategic plan.

Effects of Transition to a Self-Advised REIT on Compensation of Executive Officers.  Until December 30, 2005, management of the Company was carried out by its external advisor, America First Apartment Advisory Corp. (the “Advisor”), a wholly owned subsidiary of The Burlington Capital Group L.L.C. (f/k/a America First Companies L.L.C.) (“Burlington”). Under this arrangement, the persons serving as our executive officers were employed by Burlington rather than by the Company. As a result, the Company did not directly pay the salaries or bonuses of its executive officers prior to December 31, 2005. Instead, pursuant to the terms of the Advisory Agreement with the Advisor, we reimbursed the Advisor for an allocable portion of the salaries and bonuses paid to our executive officers by Burlington based on the percentage of time they devoted to the Company’s business activities. Since all of our executive officers were actually employed by Burlington until December 30, 2005, their salaries and bonuses during this period were determined by Burlington and reflected, to a large degree, the salary and bonus levels Burlington paid generally to its officers and other employees. While recommendations from our Compensation Committee were taken into consideration by Burlington in determining the salaries and bonuses of persons serving as the Company’s executive officers prior to December 30, 2005, the only component of compensation that our Compensation Committee directly controlled during this period was the making of awards of stock options and dividend equivalency rights (“DERs”) under our 2002 Stock Option Plan (now known as our 2006 Equity Incentive Plan). Upon completion of the merger of the Advisor into the Company on December 30, 2005, John H. Cassidy, our President and Chief Executive Officer, James J. Egan, our Executive Vice President and Chief Investment Officer, and Paul Beldin, our Vice President and Chief Financial Officer, each became a direct full-time employee of the Company and we began to directly pay all of their compensation rather than reimbursing the Advisor for an allocable portion of their salaries and bonuses. At that time, our Compensation Committee assumed direct responsibility for determining all aspects of the compensation paid to our executive officers. As an additional result of the merger of the Advisor into the Company, we assumed the Employment Agreements between Burlington and each of our executive officers. Among other things, these Employment Agreements provided that Messrs. Cassidy, Egan and Beldin were entitled to a base salary and an opportunity to earn a cash bonus based on their individual performance as assessed by the Burlington Board of Managers.

Accordingly, the base salaries that we paid our executive officers at the beginning of 2006 were those that they had been earning from Burlington immediately prior to the merger of the Advisor into the Company. The Compensation Committee first met to consider the compensation of our executive officers in February 2006. At that time the Compensation Committee decided that only minor changes to executive compensation should be made until it could engage an independent compensation consulting firm to assist it in evaluating all aspects of compensation paid to the Company’s executive officers and in developing a comprehensive executive compensation philosophy. The Compensation Committee increased the salary of Paul Beldin from $105,000 per year to $125,000 per year due to his assumption of the role of Chief Financial Officer at the time of the merger, but made no changes to the annual bases salaries of Messrs Cassidy or Egan. The Compensation Committee also awarded bonuses to the executive officers for fiscal year 2005. Although it had no specific criteria against which it could measure performance of the Company or the executive officers during 2005, the Compensation Committee took note of the fact that the Company had achieved various goals for 2005, including completion of the merger with the Advisor which resulted in the Company becoming a self-advised and self managed REIT, improving property operations and economic occupancy resulting in improvements in the net revenues from property operations, and developing and implementing the Company’s strategic plan. It was also noted that Mr. Egan’s 2005 bonus was specified in his offer letter from Burlington and that the Company was contractually bound to honor this commitment. Based on these factors, the Compensation Committee awarded 2005 bonuses to Messrs. Cassidy, Egan and Beldin in the amounts reported for that year in the Summary Compensation Table, below. The Compensation Committee also awarded Mr. Egan nonqualified stock options for 5,000 shares of the Company’s common stock and 5,000 DERs at that time in order to fulfill an obligation set forth in Mr. Egan’s offer letter from Burlington.

Development of Executive Compensation Plan.  Before making any further decisions with respect to the compensation arrangements for our executive officers, the Compensation Committee retained an independent compensation consultant that could advise it in connection with the development of a comprehensive executive compensation plan designed to promote the strategic goals of the Company. After a review and discussion of several alternatives, the Compensation Committee engaged Hewitt Associates LLC to serve in this capacity. Members of the Compensation Committee worked with Hewitt over a period of approximately six months to develop an executive compensation plan for the Company and at its meeting in August 2006, the Compensation Committee reviewed a report from Hewitt which recommended an executive compensation program with four principal elements: a base salary, an annual cash performance bonus, equity-based incentive compensation consisting of awards made under the Company’s newly adopted 2006 Equity Incentive Plan (which was approved by stockholders in May 2006) and severance payments. The following paragraphs describe the basic elements of the executive compensation plan adopted by the Compensation Committee and the initial implementation of the compensation plan.

Base Salary.  Under the executive compensation plan, each executive officer will receive a base salary which will be established on an annual basis by the Compensation Committee. In general, the Compensation Committee expects that base salary levels will be established as a function of the prior year’s base salary levels and a review of peer group data for similar real estate companies. The Compensation Committee also takes into account the general salary levels for company executives prevailing in both the New York and Omaha, Nebraska markets. With respect to base salaries for the remainder of 2006, the Compensation Committee took note of the current salary levels of our executive officers and salary levels at other real estate companies included in the National Association of Real Estate Investment Trusts (“NAREIT”). The Compensation Committee also considered recommended salaries suggested by Hewitt. The Compensation Committee determined to maintain Mr. Egan’s $245,000 annual salary at that level since it was set forth in his Burlington offer letter and had been in effect for less than one year. The Compensation Committee increased Mr. Cassidy’s salary from $260,000 to $280,000 and increased Mr. Beldin’s base salary from $125,000 to $135,000 to more accurately reflect their respective levels of responsibility. Although it increased the base salaries for Messrs. Cassidy and Beldin, their new salary levels were below the levels recommended by the Hewitt and below the median salary levels paid by other NAREIT companies to executive officers performing the same roles. Mr. Egan’s base salary approximates the median salary level paid by other NAREIT companies to executive officers performing the same role.

Annual Cash Bonus.  Under the executive compensation plan, the Compensation Committee will award cash bonuses to the executive officers based on the attainment of three key performance metrics for the Company. These key metrics are (i) funds from operation (“FFO”) per share, (ii) asset growth and (iii) execution of the strategic plan. These metrics are to be weighted 35%, 35% and 30%, respectively, for purposes of determining the bonus pool. Specific targets will be established for each of these metrics. A total bonus pool equal to the sum of 100% of Mr. Cassidy’s base salary, 80% of Mr. Egan’s base salary and 75% of Mr. Beldin’s base salary will be available if the target levels are met for each of the key metrics. No bonus pool will be funded with respect to a particular metric unless threshold level of performance for that metric is achieved, in which case the bonus pool for that metric will equal 50% of the target bonus pool for that metric. Conversely, the bonus pool will increase with respect to a metric if the target level for the metric is exceeded, up to a maximum of 150% of the target bonus pool for each metric. The Compensation Committee will set targets and thresholds for these metrics on an annual basis and will determine the manner in which to quantify execution of the strategic plan for purposes of establishing targets and thresholds for this metric. The weighting of the key metrics used to determine the cash bonus for each executive officer will be adjusted to reflect their individual responsibilities.

Although the Compensation Committee adopted the forgoing methodology for determining cash bonuses for executive officers, it was not able to establish target and threshold levels for the key metrics for 2006 because the metrics were not determined until August 2006. Accordingly, for 2006, the Compensation Committee determined that bonus levels would require more subjective judgment by the Compensation Committee. Nevertheless, the Compensation Committee took into account the Company’s growth in FFO per share, asset growth and execution of its strategic plan during 2006 and the bonus pool size that would be available under the methodology it adopted for future years. In that regard, the Committee considered that the Company, during its first year as a self-advised REIT, had created substantial value for shareholders through dividends and share price increases which had been achieved through the implementation of its strategic plan. The Committee also took note of the amount which had been accrued for 2006 bonus payments in Company’s financial statements, the levels of bonuses paid for 2005 and the effects of bonus payments on the anticipated FFO per share for the year ending December 31, 2006. The Compensation Committee also considered the performance of the individual executive officers during the year. Based on these factors, the Compensation Committee awarded 2006 bonuses to Messrs. Cassidy, Egan and Beldin in the amounts reported for 2006 in the Summary Compensation Table, below.

Equity Incentive.  Under the executive compensation plan, the Compensation Committee will make awards to the executive officers of equity-based compensation under the Company’s 2006 Equity Incentive Plan. Unlike the payment of cash bonuses, equity-based awards do not become exercisable (or remain subject to forfeiture) until they become vested. By vesting such awards over a period of years, these awards also provide a long-term incentive to our executive officers to remain with the Company. Equity based awards also provide an incentive to the executive officers to maximize their efforts on behalf of the Company by providing them with a proprietary interest in the Company. Finally, the use of equity-based compensation allows the Company to preserve cash thereby making it available for reinvestment or distribution to stockholders.

The Compensation Committee expects to make awards under the Company’s 2006 Equity Incentive Plan primarily in the form of stock options with DERs attached and performance stock. Awards of stock options will be based on the attainment of performance metrics relating to (i) funds from operation (“FFO”) per share and (ii) asset growth, using the same annual targets and thresholds that are established for the payment of cash bonuses. The two metrics will be weighted equally. Awards of performance stock will be based on total annual shareholder return. The aggregate value of equity-based compensation awarded in each year if the targets for these metrics are met will equal 100% of base salary for Mr. Cassidy, and 80% of base salary for each of Messrs. Egan and Beldin. Equity awards will consist of options for 65% of the total number of shares and performance stock for 35% of the total shares. No equity-based compensation will be awarded unless the threshold level of performance for the relevant performance metrics are achieved, in which case 50% of the target award will be made. Conversely, the equity based awards will increase with respect to a metric if the target level for the metric is exceeded up to a maximum of 150% of the target bonus pool for each metric. The Compensation Committee intends to make equity-based awards in March of each year so that the financial results of the prior year can be taken into account.

Although the Compensation Committee adopted the forgoing methodology for determining equity-based awards for executive officers, it was not able to establish target and threshold levels for the key metrics for 2006 because the metrics were not determined until August 2006. Accordingly, for 2006, the Compensation Committee determined that equity based awards would require more subjective judgment by the Compensation Committee. Nevertheless, the Compensation Committee took into account the Company’s growth in FFO per share, asset growth and execution of its strategic plan during 2006. In that regard, the Committee considered that the Company, during its first year as a self-advised REIT, had created substantial value for shareholders through dividends and share price increases which had been achieved through the implementation of its strategic plan. The Compensation Committee also considered the performance of the individual executive officers during the year. Based on these factors, the Compensation Committee awarded 20,000 nonqualified stock options with DERs to Mr. Cassidy, 15,000 nonqualified stock options with DERs to Mr. Egan and 10,000 nonqualified stock options with DERs to Mr. Beldin.

The Compensation Committee has not adopted a specific policy requiring executive officers to return cash bonuses and equity incentive awards if the relevant performance targets upon which the awards are based are determined not to have been achieved as the result of any restatement of the Company’s financial statements or otherwise adjusted in a manner that would have reduced the size of such awards.

Severance Payments.  As described more fully in this Proxy Statement under “Employment Agreements”, we have entered into Employment Agreements with each of our executive officers. In addition to the compensation provisions described above, each such Employment Agreement provides that an executive officer will be entitled to receive severance payments from the Company if his employment is terminated under certain circumstances. If an executive officer’s employment is terminated due to his death or disability, the executive (or his estate) will be entitled to receive an amount equal to six months of his base salary as of the date of the termination plus an amount representing a bonus for year to date performance as determined by the Compensation Committee, but which will be not less than 20% of the threshold level bonus for that year. If an executive officer’s employment is terminated by the Registrant without “cause”, he will receive a severance payment equal to twelve months of his base salary as of the date of the termination plus an amount representing a bonus for year to date performance as determined by the Compensation Committee, but which will be not less than 20% of the threshold level bonus for that year. These severance payments are designed to provide the executive officer or his estate a modest amount of additional cash to provide for living expenses and other needs which would normally be paid from his monthly base salary payments in situations where the executive officer’s employment was not terminated voluntarily. In addition, if an executive officer’s employment is terminated without cause, or he terminates his employment for certain defined reasons, in contemplation of or within 12 months after a “change in control” of the Company, the executive officer will receive the same amount as he would for any termination without cause plus an additional cash payment equal to $1,000,000 in the case of Mr. Cassidy, $375,000 in the case of Mr. Egan and $187,500 in the case of Mr. Beldin. The Compensation Committee approved these change of control payment provisions based on its belief that it needed to provide a meaningful incentive to the executive officers to remain with the Company in the face of a potential change of control transaction since this would be key to achieving the best return for shareholders as a result of such a transaction. However, the Committee concluded that in no event should the total severance payments (including, among other things, the value of any early vesting of stock options or other equity-based awards which may occur as a result of a change in control) made to any executive officer due to termination of employment in contemplation of or within 12 months after a change in control exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code or resulting in a loss of the Company’s income tax deduction for any portion of these payments under Section 280G of the Internal Revenue Code. Accordingly, such change of control payments are limited to the maximum amount which can be paid without incurring such excise tax or resulting in a loss of the Company’s tax deduction for such payments.

Noncompetition Provision.  As described more fully in this Proxy Statement under “Employment Agreements”, Mr. Cassidy’s Employment Agreement includes a noncompetition agreement which provides that for one year after termination of employment for any reason he may not become a direct employee of, or serve as a consultant to, any company which is engaged in the ownership, operation and/or management of multi-family apartment properties which owns, operates and/or manages a total of more than 1,000 rental units located in the United States. In consideration of this noncompetition provision, the Company will pay Mr. Cassidy an amount equal to 150% of his then current base salary, but not to exceed $420,000, at the time his employment terminates for any reason, all of which is recoverable by the Company if Mr. Cassidy breaches his noncompetition agreement. The Compensation Committee concluded that this payment was justified because of Mr. Cassidy’s unique knowledge of and contributions to the Company.

Other Compensation.  Each of our executive officers is entitled to participate in the employee benefit plans which are made available to all of our employees on a non-discriminatory basis. These benefits consist of medical and dental health insurance and group life insurance for which the Company pays a portion of the premiums. The Company also makes matching contributions to the executive officers’ 401(k). Finally, Messrs. Cassidy and Beldin participate in the Company’s Employee Stock Purchase Plan which is a broad based plan that provides all employees of the Company with an opportunity to purchase common stock of the Company through payroll deductions at a price representing a 5% discount from the then current market price. Executive officers did not receive any other perquisites or other personal benefits or property.

Chief Executive Officer Compensation.  Under the executive compensation plan, the Compensation Committee uses the same factors in determining the compensation of John Cassidy, our President and Chief Executive Officer, as it does for all other executive officers. During 2006, the Compensation Committee increased Mr. Cassidy’s salary from $260,000 to $280,000 per year beginning in August 2006. The increase in Mr. Cassidy’s salary reflected the Compensation Committee’s view of base salaries for chief executives of comparable real estate companies and took into account recommendations by its independent compensation consultant. The bonus of $300,000 paid to Mr. Cassidy for 2006 was based on his achievements with respect to implementation of the Company’s strategic plan during 2006, including the growth in the Company’s real estate assets during the year, and improvements in property operations and economic occupancy which resulted in higher net operating revenues and FFO per share. The Compensation Committee awarded 20,000 nonqualified stock options and DERs to Mr. Cassidy which vest over three years in order to provide him with economic incentive to manage the Company to increase the long-term returns to stockholders and as an additional inducement to remain employed by the Company.

Compliance with Section 162(m) of the Internal Revenue Code.  The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to its executive officers. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Compensation Committee believes that the compensation policies that it has implemented for the Company’s executive officers preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company’s executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding all forms of compensation earned by our executive officers during the last three fiscal years. The amounts of salaries and bonuses reported for years before 2006 reflect the allocable portions of the salaries and bonuses paid to these individuals by Burlington for which we reimbursed the Advisor. The Company does not provide for any defined benefit and actuarial pension plans or any deferred compensation arrangements for its executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
				Stock Awards	Option Awards(1)	All Other
Name and Principal Position	Year	Salary	Bonus	($)	($)	Compensation(2)	Total

John H. Cassidy,	2006	$243,000	$300,000	—	$40,000	$1,300	$584,300
President and Chief	2005	$234,000	$130,000	—	$12,000	—	$376,000
Executive Officer	2004	$41,000	$11,000	—	—	—	$52,000
James Egan,	2006	$240,000	$185,000	—	$32,000	$600	$457,600
Chief Investment Officer(3)	2005	$61,000	$125,000	—	—	—	$186,000
	2004	—	—	—	—	—	—
Paul Beldin,	2006	$125,000	$50,000	—	$15,000	$3,800	$193,800
Vice President and Chief	2005	$58,000	$25,000	—	—	—	$83,000
Financial Officer,	2004	—	—	—	—	—	—
Secretary and Treasurer(4)

(1)	The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock options awarded in each fiscal year under the requirements of Statement of Financial Accounting Standards No. 123R. For a discussion of the assumptions used in determining the valuation of these stock options, see Note 15 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Represents the value of Company matching contributions to the executive officers’ 401(k) accounts. Executive officers did not receive any other perquisites or other personal benefits or property.

(3)	Mr. Egan became our Chief Investment Officer in November 2005.

(4)	Mr. Beldin became our Vice President and Chief Financial Officer, Secretary and Treasurer in December 2005. He served as our Controller from May 2005 until December 2005.

Employment Agreements

As a result of the merger of the Advisor, we assumed the Employment Agreements between Burlington and each of our executive officers. On February 21, 2007, we amended and restated each of these employment agreements in order to reflect our transition to a self-advised company and to incorporate amended terms approved by our Compensation Committee. In general, each of the Amended and Restated Employment Agreements provide for the payment of a base salary to the executive officer in an amount determined annually by the Compensation Committee. In addition, each executive officer will be eligible to receive an annual bonus based on the attainment of performance goals established by the Compensation Committee. Each named executive officer will also be eligible to participate in other employee benefits available generally to our employees, including the opportunity to receive awards under our 2006 Equity Incentive Plan. As with any awards made under 2006 Equity Incentive Plan, award to the executive officers, and the terms and conditions thereof, will be determined in the discretion of the Compensation Committee.

Each Amended and Restated Employment Agreement has an initial term of one year and will automatically renew for additional one-year terms unless the Registrant gives the executive officer written notice of termination at least 60 days prior to the end of the current term. The Amended and Restated Employment Agreements also terminate upon the death or disability of the executive officer or upon termination by either the executive officer or the Company. If an executive officer’s employment is terminated due to his death or disability, the executive (or his estate) will be entitled to receive an amount equal to six months of his base salary as of the date of the termination plus an amount representing a bonus for year to date performance as determined by the Compensation Committee, but which will be not less than 20% of the threshold level bonus for that year. If such a termination occurred during 2007, Messrs. Cassidy, Egan and Beldin would be entitled to payments equal to not less than $180,000 $148,000 and $86,000, respectively. If an executive officer’s employment is terminated by the Registrant without “cause”, he will receive a severance payment equal to twelve months of his base salary as of the date of the termination plus an amount representing a bonus for year to date performance as determined by the Compensation Committee, but which will be not less than 20% of the threshold level bonus for that year. “Cause” means any material and uncured breach of the Employment Agreement by named executive officer, including a failure to perform his duties in a manner consistent with the terms of his Employment Agreement or the persistent failure or refusal to comply with any lawful direction of the Board, or any action taken by the executive officer in connection with his duties hereunder which is fraudulent or illegal, violates his duty of loyalty or constitutes gross negligence. If such a termination occurred during 2007, Messrs. Cassidy, Egan and Beldin would be entitled to payments equal to not less than $330,000, $275,000 and $161,000, respectively. All such payments are subject to recovery by the Company in the event the executive officer breaches the noncompete or nondisclosure provisions of their Employment Agreement.

In addition, if an executive officer’s employment is terminated without cause, or he terminates his employment for certain defined reasons, in contemplation of or within 12 months after a “change in control” of the Company, the executive officer will receive the same amount as he would for any termination without cause plus an additional cash payment equal to $1,000,000 in the case of Mr. Cassidy, $375,000 in the case of Mr. Egan and $187,500 in the case of Mr. Beldin. In no event, however, may the total severance payments (including, among other things, the value of any early vesting of stock options or other equity-based awards which may occur as a result of a change in control) made to any executive officer due to termination of employment in contemplation of or within 12 months after a change in control of our Company exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code or resulting in a loss of tax deduction to us under Section 280G of the Internal Revenue Code. For purposes of the Employment Agreements, a “change in control” means any one of the following events: (a) a dissolution or liquidation of the Company, (b) a sale of substantially all of our assets, (c) a merger or combination involving the Company after which the owners of our common stock immediately prior to the merger or combination own less than 50% of the outstanding shares of the common stock of the surviving corporation, or (d) the acquisition of more than 30% of the outstanding shares of our common stock, whether by tender offer or otherwise, by any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company. An executive officer will be deemed to have terminated his employment for “good reason” if there has been: (a) a material reduction of his duties, titles or responsibilities or the assignment of any duties, responsibilities or reporting requirements that are materially inconsistent with his position, (b) a reduction in his annual base salary or bonus target which is inconsistent with reductions made to base salaries and/or bonus targets of other executive officers; (c) if he is required to perform his duties in another city, or (d) the Company has breached the terms of his Employment Agreement and failed to cure the breach within 30 days. If such a termination occurred during 2007, Messrs. Cassidy, Egan and Beldin would be entitled to payments equal to not less than $1,330,000, $650,000 and $349,000, respectively, subject to the limitation relating to the excise tax imposed by Section 4999 of the Code.

The Employment Agreement for each executive officer also includes customary noncompetition and confidentiality provisions. However, Mr. Cassidy’s agreement provides for a substantially more stringent noncompetition agreement which provides that for one year after termination of employment for any reason he may not become a direct employee of, or serve as a consultant to, any company which is engaged in the ownership, operation and/or management of multi-family apartment properties which owns, operates and/or manages a total of more than 1,000 rental units located in the United States. In consideration of this noncompetition provision, the Company will pay Mr. Cassidy an amount equal to 150% of his then current base salary, but not to exceed $420,000, at the time his employment terminates, all of which is recoverable by us if Mr. Cassidy breaches his noncompetition agreement.

Stock Option Plan

We adopted our Stock Option Plan to attract and retain employees, officers, directors and other persons expected to provide us with significant services (including the employees, officers and directors of the Advisor and Burlington) and to provide them with an incentive to use their best efforts to advance our interests and the interests of our stockholders by affording them a financial interest in the Company that aligns their interests with those of our stockholders.

Our Stock Option Plan authorizes our Compensation Committee to grant incentive stock options (“ISOs”) as defined under Section 422 of the Internal Revenue Code, non-qualified stock options (“NQSOs”) and dividend equivalency rights (“DERs”) to directors, officers and employees of the Company (or of Burlington prior to December 30, 2005). Non-employee directors and certain other persons providing services to us are eligible to receive grants of NQSOs with DERs pursuant to the provisions of the Stock Option Plan. All eligible participants may be awarded options and DERs under the Stock Option Plan as determined by the Compensation Committee, except that awards to directors serving on the Compensation Committee must be approved by a majority of the directors who are not serving on the Compensation Committee.

Holders of stock options have the right to acquire shares of our common stock at an exercise price set at the time the stock option is granted. The exercise price for any options granted to eligible persons under the Stock Option Plan may not be less than the fair market value of our common stock on the day of the grant. The options expire if not exercised ten years after the date granted. The holder of a DER is entitled to receive a cash payment equal to the dividend distribution paid on a share of our common stock that is subject to a vested stock option. DERs terminate upon the exercise of the stock option relating to such share of our common stock.

NQSOs to acquire a total of 185,217 shares of our common stock at a weighted average purchase price of $14.55 per share have been granted under the Stock Option Plan. Of these, 165,217 remain outstanding and 67,805 have vested. In addition, a total of 152,467 DERs are outstanding, of which 64,617 have vested. The Stock Option Plan authorizes the granting of options to purchase an aggregate of up to 750,000 shares of the Company’s common stock. As of March 26, 2007, options for 569,783 shares of common stock remained available for issuance under the Stock Option Plan.

GRANTS OF PLAN BASED AWARDS

The following table sets forth information concerning each grant of an award made to our executive officers during the last completed fiscal year under our 2006 Equity Incentive Plan.

								All Other	All Other
								Stock	Option
								Awards:	Awards:
								Number	Number	Exercise or
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	of Securities	Base Price	Grant Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock	Underlying	of Option	Value of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($SH)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(k)

John H. Cassidy	11/15/2006	—	—	—	—	—	—	20,000	20,000	$18.60	$105,400
James Egan	2/08/2006	—	—	—	—	—	—	5,000	5,000	$14.07	$18,600
	11/15/2006	—	—	—	—	—	—	15,000	15,000	$18.60	$79,000
Paul Beldin	11/15/2006	—	—	—	—	—	—	10,000	10,000	$18.60	$52,700

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of our executive officers that were outstanding as of the end of the last completed fiscal year.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number	Payout Value
	Number	Number	Number			Number	Value	of Unearned	of Unearned
	of Securities	of Securities	of Securities			of Shares	of Shares	Shares,	Shares,
	Underlying	Underlying	Underlying			or Units	or Units	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		of Stock	of Stock	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	That Have	That Have	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John H. Cassidy	6,000	6,000	6,000	$12.15	August, 2015	—	—	—	—
	5,000	15,000	15,000	$18.60	November, 2016
James Egan	1,250	3,750	3,750	$14.07	February, 2016	—	—	—	—
	3,750	11,250	11,250	$18.60	November, 2016
Paul Beldin	2,500	7,500	7,500	$18.60	November, 2016	—	—	—	—

Option Exercises and Stock Vested

No stock options, SARs or similar instruments were exercised by any executive officer named in the Summary Compensation Table during 2006. Furthermore, no shares of restricted stock, restricted stock units or similar instruments vested with respect to any executive officer named in the Summary Compensation Table during 2006. Accordingly no tabular disclosure is being provided under this heading.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its executive officers. Accordingly no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Company does not provide for any deferred compensation arrangements for its executive officers. Accordingly no tabular disclosure is being provided under this heading.

Compensation of Directors

Directors who are not officers of the Company (“Outside Directors”) receive an annual directors’ fee of $24,000. Outside Directors serving as members of any standing committee are also paid an annual retainer of $2,500 for each committee on which they serve. The amount of the annual committee retainer is increased to $3,000 for the Outside Directors serving as the chairpersons of the Compensation Committee and the Nominating/

Corporate Governance Committee, and is increased to $5,000 for the Outside Director serving as the chairperson of the Audit Committee. Each August, the Outside Directors receive an award of nonqualified options to purchase 5,600 shares of our common stock. Such options will be issued under the terms of our 2006 Equity Incentive Plan. These options have an exercise price equal to the fair market value of our shares on the date of grant and become exercisable 25% on the date of grant, and 25% on each of the next three anniversaries of the grant date. All options expire 10 years after the date of grant. In conjunction with the option grants, Outside Directors also receive DERs entitling them to receive payments equal to the dividends paid on the total number of shares for which their options may be exercised. We had previously awarded Outside Directors options to acquire 10,000 shares of common stock and DERs at the time of their initial appointment to the Board, but we have discontinued this practice in lieu of the annual grants described above. In addition, all members of our Board of Directors are reimbursed for travel and other expenses they incur in connection with attending any board or committee meetings.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation paid to our directors in 2006

(a)	(b)		(c)	(d)	(g)	(h)
	Fees Earned
	or Paid		Stock	Option	All Other
Name	in Cash		Awards ($)	Awards ($)(1)	Compensation(2)	Total

Michael B. Yanney	$104,000	(3)	—	$21,700	—	$125,700
Lisa Y. Roskens	$24,000		—	$8,400	—	$32,400
George Behringer	$31,250	(4)	—	$16,900	$26,000	$74,150
George V. Janzen	$40,350	(4)	—	$8,800	—	$49,150
George H. Krauss	$24,000		—	$8,400	—	$32,400
Gregor Medinger	$38,250	(4)	—	$8,800	$17,200	$64,250
John Schlegel	$12,000		—	$8,400	—	$20,400
Steven W. Seline	$46,350	(5)	—	$8,800	—	$55,150

(1)	The amounts included in the “Option Awards” column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock options awarded in each fiscal year under the requirements of Statement of Financial Accounting Standards No. 123R. For a discussion of the assumptions used in determining the valuation of these stock options, see Note 15 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Amounts represent the current year deferral and increases in account value under the 2003 Non-Employee Directors’ Deferred Compensation Plan. Under this plan, non-employee directors may elect to defer 100%, 50% or 0% of their annual directors’ fee.

(3)	Includes a cash bonus of $80,000 awarded to Mr. Yanney.

(4)	Includes $12,000 for services rendered in connection with the Company’s acquisition of America First Advisory Corporation.

(5)	Includes $17,000 for services rendered in connection with the Company’s acquisition of America First Advisory Corporation.

Report of the Compensation Committee On Executive Compensation

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Steven W. Seline
George Behringer
George V. Janzen

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our directors and executive officers and any holder of 10 percent or more of our common stock to file reports with the SEC showing changes in their ownership of our common stock. Based solely on our review of copies of the Section 16(a) reports we have received and written representations from each person who did not file an annual report with the SEC on Form 5, we believe that all Section 16(a) reports with respect to 2006 were filed on time except for the following: George H. Krauss filed one report on Form 4 late and Michael Yanney filed two reports on Form 4 late.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

We entered into the following transactions with Burlington or its affiliated companies during 2006. Michael Yanney, a director and the Chairman of our Board of Directors, as well as directors Lisa Roskens and George Krauss, are equity owners of Burlington and serve on Burlington’s Board of Managers. In addition, both Mr. Yanney and Ms. Roskens serve as executive officers of Burlington.

Mezzanine Loan Transaction.  In September 2005, we lent $7.4 million to America First Communities Offutt Developer, LLC, an affiliate of Burlington (the “Developer”) which was used by the Developer to partially finance a military housing privatization project at Offutt Air Force Base in Bellevue, Nebraska. The terms of the mezzanine loan were negotiated on our behalf by a committee consisting of independent directors who were represented by their own legal counsel. On February 27, 2006, the Developer prepaid the mezzanine loan in full, including the entire outstanding principal balance, $237,000 of accrued interest and an early termination fee of $89,000.

Office Lease and Other Services.  During 2006, we sublet the space occupied by our New York office from Burlington and lease space for our Omaha, Nebraska office from Burlington. In addition, we continued to make temporary use of Burlington’s telephone system in our Omaha office during 2006. Additionally, we utilized a Burlington employee to assist us with Investor Relations. All real estate lease terms were at market rates for the New York and Omaha markets, respectively. The New York sublease expired in December 2006 and we now lease office space in White Plains, New York from an unaffiliated landlord. During 2006, we paid Burlington a total of $100,000 with respect to the New York office sublease, $73,000 with respect to our Omaha office lease and $60,000 with respect to telephone and other services provided to the Company.

The Charter of our Audit Committee provides that any transaction between the Company and any related person must be reviewed and approved by our Audit Committee.

Report of the Audit Committee

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. Deloitte & Touche LLP (“Deloitte”) acts as the Company’s independent registered public accounting firm and is responsible for conducting an independent audit of the Company’s annual financial statements in accordance with generally accepted auditing standards and issuing a report on the results of its audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management of the Company and with representatives of Deloitte. As a result of these discussions, the Audit Committee believes that the Company maintains an effective system of accounting controls that allow it to prepare financial statements that fairly present the Company’s financial position, results of operations and cash flows. Our discussions with Deloitte also included the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

In addition, the Audit Committee reviewed the independence of Deloitte. We received written disclosures and a letter from Deloitte regarding its independence as required by Independence Standards Board Standards No. 1 and discussed this information with Deloitte.

Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Company for the year ended December 31, 2006 be included in the Company’s annual report on Form 10-K to be filed with the Securities and Exchange Commission.

George Behringer
George V. Janzen
Steven W. Seline

II. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to be our independent registered public accounting firm for 2007. This appointment is being presented to the stockholders for ratification. Deloitte has served as the Company’s independent registered public accounting firm since 2004.

Accounting Fees and Services

The following fees were paid by the Company to Deloitte for professional services during 2006 and 2005.

Audit Fees.  Deloitte billed the Company a total of $409,000 in 2006 and $534,000 in 2005 for professional services rendered for the audit of the Company’s annual financial statements and to review the Company’s interim financial statements included in its Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Deloitte billed the Company $27,000 in 2006 and $26,000 in 2005 for audit-related services. Audit-related services generally include fees for the audits of the Company’s employee benefit plans and fees incurred in connection with business acquisitions and related regulatory matters.

Tax Fees.  Deloitte billed the Company $94,000 in 2006 and $32,700 in 2005 for tax services. Tax services consisted primarily of advice related to the preparation of tax returns and general advice relating to tax issues and compliance.

All Other Fees.  Deloitte did not bill the Company for any services rendered to the Company in 2006 or 2005, other than the services described under the above captions.

It is the policy of the Audit Committee to review and approve all services provided to the Company by its independent registered public accounting firm. The Audit Committee approved all services provided by Deloitte during 2006. The Audit Committee has determined that the provision of these services did not adversely affect the independence of Deloitte.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker nonvotes will not be counted as votes cast and will have no effect on the result of the vote. If stockholders fail to ratify the appointment of Deloitte as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain Deloitte, but may ultimately decide to retain them. Any decision to retain Deloitte or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of Deloitte, the Audit Committee retains the right to appoint a different independent registered public accounting firm for 2007 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

Representatives of Deloitte are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

SUBMISSION OF STOCKHOLDER PROPOSALS

Under our Bylaws, any stockholder may submit a proposal for presentation at the Annual Meeting, including nominations for directors, by delivering the proposal to our corporate secretary at our home office by no earlier than 90 days prior to the Annual Meeting and no later than 60 days prior to the Annual Meeting. The deadline for submitting stockholder proposals for the 2007 Annual meeting was March 10, 2007. Other than the nomination of an alternative slate of directors proposed by a stockholder which is discussed under “Election of Directors,” no stockholder proposals were received for consideration at the Annual Meeting.

Stockholders may also ask us to include proposals in the proxy materials that we send out in connection with our annual meetings, subject to the proxy rules adopted by the SEC. In order to be included in our Proxy Statement relating to the 2008 Annual Meeting, a stockholder proposal must be submitted to our corporate secretary at our home office by December 21, 2007.

OTHER MATTERS

We do not intend to bring any matters before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and we do not know of any business which persons, other than the management, intend to present at the Annual Meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by stockholders for consideration at the Annual Meeting.

We will bear the cost of soliciting proxies for use by our Board of Directors at the Annual Meeting. To the extent necessary, proxies may be solicited by our directors, officers and employees in person, by telephone or through other forms of communication, but these persons will not receive any additional compensation for this solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of our common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board, by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to our corporate secretary at our home office at 1004 Farnam Street, Suite 100, Omaha, NE, 68102. All communications received by our corporate secretary will be forwarded to the appropriate directors. In addition, it is the policy of our Board of Directors that directors attend, and be available to discuss stockholder concerns at, our annual meeting. All directors attended our 2006 annual meeting.

Our Annual Report on Form 10-K, as filed by the Company with the SEC, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. The Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

None of the information set forth in this Proxy Statement under the headings “Report of the Audit Committee” is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

By Order of the Board of Directors

Paul Beldin, Secretary

Omaha, Nebraska
April 12, 2007

REVOCABLE PROXY
AMERICA FIRST APARTMENT INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICA FIRST APARTMENT INVESTORS, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 23, 2007 AND AT ANY ADJOURNMENT THEREOF.
The undersigned hereby authorizes the Board of Directors of America First Apartment Investors, Inc. (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Embassy Suites Hotel, 555 South 10th Street, Omaha, Nebraska on Wednesday, May 23, 2007, at 9:00 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.
     1. ELECTION OF DIRECTORS.
          ☐ FOR the nominees listed below for the term to expire in 2010 (except as marked to the contrary below)
          ☐ WITHHOLD AUTHORITY to vote for all nominees listed below
                    NOMINEES:      George H. Krauss            John H. Cassidy            Steven W. Seline
          (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR” but cross out such nominee’s name.)
     2. AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007.
          ☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN
     3. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE RATIFICATION OF AUDITORS
(continued and to be signed on the reverse hereof).

     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 23, 2007, the Proxy Statement for the Annual Meeting and the Company’s 2006 Annual Report to Stockholders prior to the signing of this proxy.
Dated:                    , 2007.

(Signature)

(Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.